                                                                    EXHIBIT 10.1

                    SEPARATION AGREEMENT AND GENERAL RELEASE

                  In entering into this SEPARATION AGREEMENT AND GENERAL RELEASE
(the "Agreement"), Quanta Capital Holdings Ltd., its subsidiaries and affiliates
(collectively referred to as "Quanta" or the "Company") and Tobey J. Russ, his
heirs, executors, administrators, successors, and assigns (collectively referred to as "Russ"), agree that:

1.     LAST DAY OF EMPLOYMENT. Russ' last day of employment with Quanta was
November 21, 2005, herein referred to as the "termination of employment date".

2.     EMPLOYMENT AGREEMENT DATED JULY 17, 2003.

Quanta and Russ hereby acknowledge and agree that Russ is separating from Quanta pursuant to section 5.03 of the Employment Agreement executed on July 17, 2003.
A copy of the Employment Agreement is attached Exhibit A and its terms are incorporated herein. Quanta affirms that it will provide to Russ the post-employment payments and benefits set forth in sections 5.03 and 5.05 of the
Employment Agreement. Quanta also acknowledges and agrees that it will pay sixty-two thousand five hundred dollars ($62,500) in lieu of notice under the
Employment Agreement.

Quanta will make payments required under the Employment Agreement in a lump sum, subject to minimum applicable withholdings and deductions, on or before the first month anniversary date of the execution of this Separation Agreement and
General Release, but no earlier than January 1, 2006.

Quanta and Russ hereby acknowledge and agree that pursuant to Section 13.12 of the Employment Agreement, the parties' obligations under Sections 5.05, 6.01,
7.01, 8.01, 11.03 and Articles 9, 10, 12, and 13 of the Employment Agreement
will survive and continue in full force in accordance with their terms notwithstanding the occurrence of the termination of employment date.

3.     CONSIDERATION FOR THE AGREEMENT.

In consideration of the mutual promises and agreements set forth in this
Agreement, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Quanta agrees to provide Russ:
a)     Executive outplacement assistance at a mutually agreeable provider for a period of six months commencing January 2, 2006;
b)     Up to an additional six months of executive outplacement commencing
July 2, 2006 and ending January 2, 2007 at the agreed provider if Russ is not employed within the six months commencing January 2, 2006;

c)     Attorneys' fees incurred by Russ in connection with this Agreement in an amount up to seven thousand five hundred dollars ($7,500), to be paid directly to Pillsbury Winthrop Shaw Pittman LLP, in a lump sum no later than 30 days after Quanta receives reasonable documentation of such legal services;
d)     Forty three thousand two hundred sixty-nine dollars ($43,269), subject to minimum applicable withholdings and deductions, in connection with unused vacation to be paid with the payments required under the Employment Agreement set forth in Section 2 above; and
e)     Fees for preparation of 2005 tax returns in an amount of up to five thousand dollars ($5,000), to be paid within 30 days of receipt of reasonable documentation of such tax preparation services.

4.     NO CONSIDERATION ABSENT EXECUTION OF THIS AGREEMENT. Russ understands and agrees that he would not receive the consideration specified in Section 3, except for his execution of this Agreement and the fulfillment of the promises contained herein. Russ agrees and acknowledges that the payments in Section 3 provided to him pursuant to this Agreement are in addition to any payment, benefit or other thing of value to which he would be entitled under any policy, plan or procedure of Quanta or under any prior agreement (written or oral)
between him and Quanta.

5.     NO RELEASE ABSENT EXECUTION OF THIS AGREEMENT. Quanta understands and agrees that it would not receive the Release in Section 7, except for its execution of this Agreement and the fulfillment of the promises contained herein.

6.     NO REINSTATEMENT OR REEMPLOYMENT. Russ agrees never to seek reemployment or reinstatement with Quanta or any of its parent corporations, subsidiaries, or affiliated entities. Russ further agrees that he will not make application or seek employment for any such positions at any time in the future, and agrees that the execution of this Agreement is good and sufficient cause to reject any such application or to terminate him if he obtains such future employment and that such rejection or termination is not and will not be considered by him to be retaliatory. Russ represents that he understands that he waives all rights to redress for any rejections of any future applications by him for employment or reinstatement with Quanta as described in this Paragraph. Notwithstanding the foregoing, this Paragraph alone does not permit Quanta to terminate Russ'
employment with an entity it may acquire at some point in the future, provided, however, that Quanta's right to terminate his employment otherwise shall not be affected by this sentence. This Paragraph does not prevent Russ from working for any entity that acquires or purchases Quanta in whole or in part at some point in the future. Furthermore, this Paragraph does not permit Quanta to terminate
Russ' employment if such entity acquires or purchases Quanta in whole or in part at some point in the future.

7.     RELEASE OF CLAIMS. For and in consideration of the payments to be made and for other valuable consideration to be provided to Russ pursuant to this Agreement, Russ for himself, his heirs, executors, administrators, trustees, legal representatives, successors and assigns (hereinafter collectively referred to as "Russ Releasors"), hereby knowingly and voluntarily release and forever discharges Quanta and any of its past, present or future parent entities, partners, subsidiaries, affiliates, divisions, employee benefit and/or pension plans or funds, successors and assigns of each and any of its or their past, present or future officers, directors, attorneys, agents, trustees, administrators, employees, or assigns, in both their representative and individual capacities, (hereinafter collectively referred to as "Quanta
Releasees") from any and all claims, demands, causes of action, debt or liabilities of any kind (upon any legal or equitable theory, whether contractual
(including, but not limited to, any claims arising under the Employment
Agreement or regarding any notice provisions therein), common-law, statutory, federal, state, local or otherwise), whether known or unknown, asserted or unasserted, by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence or other matter (collectively "claims") which
Releasors may have against the other, from the beginning of time up to and including the date of the execution of this Agreement including, but not limited to, any alleged violation of:

Title VII of the Civil Rights Act of 1964, as amended;

The Civil Rights Act of 1991;

Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

The  Employee Retirement Income Security Act of 1974, as amended;

The Immigration Reform and Control Act, as amended;

The Americans with Disabilities Act of 1990, as amended;

The Age Discrimination in Employment Act of 1967, as amended ("ADEA");

The Workers Adjustment and Retraining Notification Act, as amended;

The Occupational Safety and Health Act, as amended;

The Family and Medical Leave Act;

The Fair Labor Standards Act;

The Sarbanes Oxley Act;

The New York Human Rights Act;

The New York City Human Rights Law;

The New York Equal Pay Act;

The New Yorkers with Disabilities Act;

The New York AIDS Testing Law;

New York Wage Payment and Hours Law;

New York Occupational Safety and Health Laws;

New York Statutory Provisions Regarding Retaliation and Discrimination for
Filing a Workers' Compensation Claim;

Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

Any public policy, contract (express or implied), tort, or common law; or

Any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters.

This Paragraph does not include a release of any rights Russ may have with respect to the 401(k) account he possessed through the Company, any vested rights or benefits he holds, and the enforcement of this Agreement.

8.     AFFIRMATIONS AND COVENANTS. Russ represents and warrants that, neither he, nor anyone acting on his behalf, has made, filed, is party to, any charge, complaint or suit against any of the Quanta Releasees with any federal, state or local court or agency concerning any matter released herein. Nothing in this
Agreement shall be construed to prohibit Russ from challenging the validity of the ADEA release in Paragraph 7 of this Agreement or from filing a charge or complaint with the Equal Employment Opportunity Commission or the New York State
Division on Human Rights or from participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or the New
York State Division on Human Rights. However, Quanta believes and will assert that all such claims have been released in a final, binding settlement. In the event that any action, suit, claim, investigation, charge or proceeding is brought by any government agency, putative class representative or other third party, the parties each shall, except to the extent required or compelled by law, legal process, any request or demand from a governmental or regulatory agency or subpoena, refrain from participating, providing assistance, testifying, or producing documents therein. In the event a party is ordered to participate, provide assistance, testify, or produce documents by a court, agency or regulatory authority, if practical and not otherwise prohibited by law, the party shall only do so after he has given written notice, together with all supporting

legal papers or documents served upon him, within five business days of his receipt of such notice. Russ affirms, subject to Quanta's performance under this
Agreement, that he has been or will be paid and/or has received or will receive all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he may have been entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him. Russ furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.

9.     AGREED STATEMENT. Quanta and Russ agree that the statement attached hereto as Exhibit B, or a similar statement may be made regarding Russ'
separation from Quanta. Moreover, Russ may provide any person or entity inquiring about the nature and cessation of Russ' employment with Quanta with
Exhibit B.

10.    NON-DISPARAGEMENT. Russ agrees that he shall not make, participate in the making of, or encourage or facilitate any other person to make, any statements, written or oral, which criticize, disparage, or defame the goodwill, reputation of, or which embarrass Quanta or any of its respective present or future directors, officers, executives and/or employees. Russ further agrees that he shall not make, participate in the making of, or encourage or facilitate any other person to make, any statements, written or oral, which criticize, disparage, or defame the goodwill, reputation of, or which embarrass shareholders in their capacity as Quanta shareholders.

Quanta agrees that its officers and directors shall not make, participate in the making of, or encourage or facilitate any other person to make, any statements, written or oral, which criticize, disparage, or defame the goodwill, reputation of, or which embarrass Russ or which relate to the termination of Russ'
employment other than as provided in this paragraph or Paragraph 9.

Quanta further agrees to instruct its human resources department or equivalent functioning body to provide any prospective employer of Russ with Russ' dates of employment, title and salary as of the termination date.

Any breach of this provision shall constitute a material breach of this
Agreement. The parties reserve their right to pursue any and all additional remedies for such breach, including the right to obtain injunctive relief to enforce any obligations under this Section. This Section shall not be interpreted to prevent any party from providing truthful information in accordance with any internal Quanta investigation or to any regulatory, judicial, administrative or other governmental authorities as may be required by law or governmental regulation.

11.    COOPERATION. Russ will, at the Company's reasonable request and subject to Russ' other personal and business commitments, assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company or any of its current or former employees, or in connection with any ongoing future investigation or claim involving the
Company or any of its current or former employees, to the extent such investigations or claims arise out of or are in connection with Russ' employment with or termination from the Company. Nothing in this paragraph shall require
Russ to take any action prejudicial to his legal interests. Quanta shall reimburse Russ for any necessary and reasonable out of pocket expenses incurred by him in connection with his assistance and cooperation hereunder (including travel accommodation and reasonable legal fees and expenses incurred).

12.    DUTY TO MITIGATE. Russ will be under no obligation to seek other employment, and there shall be no offset by the Company against his entitlements under this Agreement or otherwise, including on account of any compensation earned from subsequent employment.

13.    REVOCATION AND EFFECTIVE DATE. Russ acknowledges that he: (a) has carefully read this Agreement in its entirety and fully understands the terms and conditions of this Agreement; (b) claims under the ADEA that may arise after the date of this Agreement are not waived; (c) the rights and claims waived in this Agreement are in exchange for additional consideration over and above any consideration to which Russ was already undisputedly entitled; (d) Russ has had the opportunity to take up to twenty-one (21) days to consider this Agreement, if desired, and to consult with independent legal counsel about it (if he wished to do so), but may execute it at any time during that time period. Any changes made to this Agreement, whether material or immaterial, will not restart the running of this 21-day period; (e) is signing this Agreement knowingly and voluntarily; and (f) understands that he may revoke his waiver and release of any ADEA claims covered by this Agreement within seven (7) calendar days following the day he executes this Agreement. Any revocation within this period must be submitted, in writing, to Carl Sullo, Quanta's Director of Human
Resources and state, "I hereby revoke my acceptance of our Agreement." The revocation must be personally delivered to Mr. Sullo or mailed to Mr. Sullo so that it is delivered to him within seven (7) calendar days of execution of this
Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a
Saturday, Sunday, or legal holiday in New York, the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

14.    GOVERNING LAW AND INTERPRETATION. This Agreement shall be governed and conformed in accordance with the laws of the state of New York without regard to its conflict of laws provision. In the event Russ or Quanta breaches any provision of this Agreement, Russ and Quanta affirm that any party hereto may institute an action to specifically enforce any term or terms of this Agreement.
Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

15.    NO ADMISSION OF WRONGDOING. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by either party of any liability or unlawful conduct of any kind. The parties further agree that this
Agreement may only be used as evidence in a proceeding where one of the parties seeks to enforce or defend or claim a breach of the terms of this Agreement.

16.    COMMUNICATIONS WITH THE COMPANY. On or about November 28, 2005, the
Company filed a Current Report on Form 8-K with the Securities and Exchange
Commission. A copy of such current report was made available to Russ on November
22, 2005. Russ understands that, pursuant to Item 5.02(a)(3)(ii) of Form 8-K, he had the right to furnish the Company as promptly as possible with a letter addressed to the Company stating whether he agreed with the statements made by the Company in response to such Item 5.02 and, if not, stating the respects in which Russ does not agree. Russ acknowledges that, notwithstanding his right to furnish the Company with such a letter, by raising no objection to the Form 8-K on November 22, 2005 or by executing this Agreement he knowingly waives that right and he confirms that he does not intend to, and will not, furnish the
Company with any such letter with respect to the statements made by the Company in response to such Item 5.02 of Form 8-K.

17.    AMENDMENT. This Agreement may not be modified, altered or changed except upon express written consent of both parties specifically stating the intent to modify this Agreement.

18.    ENTIRE AGREEMENT AND NONRELIANCE. This Agreement sets forth the entire agreement between the parties hereto, and, except as expressly provided herein, fully supersedes any and all prior agreements or understandings between the parties. Russ acknowledges that he has not relied on any representations, promises, or agreements of any kind made to his in connection with his decision to accept this Agreement, except for those set forth in this Agreement.

                  RUSS HAS BEEN ADVISED THAT HE HAS TWENTY-ONE (21) DAYS TO
REVIEW THIS SEPARATION AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED TO
CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS SEPARATION AGREEMENT AND
GENERAL RELEASE.

                  HAVING ELECTED TO EXECUTE THIS SEPARATION AGREEMENT AND
GENERAL RELEASE, TO FULFILL THE PROMISES AND

TO RECEIVE THE SUMS AND BENEFITS ABOVE, RUSS FREELY AND KNOWINGLY, AND AFTER DUE
CONSIDERATION, ENTERS INTO THIS SEPARATION AGREEMENT AND GENERAL RELEASE
INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS RUSS HAS OR MIGHT HAVE AGAINST
QUANTA.

                  IN WITNESS WHEREOF, the parties hereto knowingly and
voluntarily executed this Separation Agreement and General Release as of the date set forth below:

                                             AGREED AND ACCEPTED:

                                             /s/ Tobey J. Russ
                                             -----------------------------------
                                             TOBEY J. RUSS

STATE OF CONN  )
                            ) SS.:
COUNTY OF FAIRFIELD           )

       On this 3rd day of January 2006, before me personally came Tobey J.
Russ known to me to be the person described and who executed the foregoing
Agreement and who duly acknowledged to me that he executed the same.

                                                  /s/ Richard W. Martin II
                                                  -----------------------------
                                                        NOTARY PUBLIC

                                             QUANTA CAPITAL HOLDINGS LTD.

                                             By:/s/ Robert Lippincott III
                                                --------------------------------
                                                Name: Robert Lippincott III
                                                Title: Interim Chief Executive
                                                       Officer

NEW YORK                    )
                            ) SS.:
NEW YORK                    )

       On this 28th day of December 2005, before me personally came Robert
Lippincott III known to me to be the person described and who executed the
Agreement on behalf of Quanta Capital Holdings Ltd. and who duly acknowledged to me that he executed the same and was duly authorized to do so.

                                                  /s/ Walda M. Decreus
                                                  ------------------------------
                                                            NOTARY PUBLIC

                                    EXHIBIT A

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT ("Agreement") dated as of July 17, 2003 between
Quanta Capital Holdings Ltd., a Bermuda corporation (the "Company"), and Tobey
J. Russ (the "Executive").

         The parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         SECTION 1.01    Definitions. For purposes of this Agreement, the
following terms have the meanings set forth below:

         "Base Salary" has the meaning set forth in Section 4.01.

         "Cause" means (a) theft or embezzlement by the Executive with respect to the Company or its Subsidiaries; (b) the Executive's conviction of, or plea of nolo contendere to, any felony or any misdemeanor involving moral turpitude;
(c) willful or prolonged absence from work by the Executive (other than by reason of disability due to physical or mental illness) or willful failure or refusal by the Executive to perform his duties and responsibilities, without the same being corrected within thirty (30) days after being given written notice thereof; (d) continued and habitual use of alcohol by the Executive to an extent which materially impairs the Executive's performance of his duties, without the same being corrected within thirty (30) days after being given written notice thereof; (e) the Executive's use of illegal drugs, without the same being corrected within thirty (30) days after being given written notice thereof; or
(f) the material breach by the Executive of any of the provisions contained in this Agreement, including, without limitation, Section 3.01 and Section 11.01, without the same (other than in the case of Section 11.01) being corrected within thirty (30) days after being given written notice thereof.

         "Change in Control" means any of the following occurring after the date hereof:

               a.   Any person (within the meaning of the Securities Exchange
                    Act of 1934, as amended (the "Exchange Act")), other than a
                    Permitted Person, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Voting Securities representing 40% or more of the total voting power of all the then outstanding Voting
                    Securities; or

               b.   The individuals who, as of the date hereof, constitute the
                    Board of Directors of the Company (the "Board") together
                    with those who become directors subsequent to such date and whose recommendation, election or nomination for election to the Board was approved by a vote of at least a majority of the directors then still in office who either

                    were directors as of such date or whose recommendation,
                    election or nomination for election was previously so
                    approved, cease for any reason to constitute a majority of the members of the Board; or

               c.   The consummation of a merger, consolidation,
                    recapitalization, liquidation, sale or disposition by the
                    Company of all or substantially all of the Company's assets, or reorganization of the Company, other than any such
                    transaction which would (x) result in at least 60% of the
                    total voting power represented by the voting securities of the surviving entity or, in the case of an asset sale, the successor entity, outstanding immediately after such
                    transaction being beneficially owned, directly or
                    indirectly, by the stockholders of the Company immediately preceding the transaction and (y) not otherwise be deemed a
                    Change in Control under subparagraphs a, b or d; or

               d.   The Board adopts a resolution to the effect that, for
                    purposes hereof, a Change in Control has occurred.

               e.   Where,

                               i.   "Permitted Persons" means (A) the Company;
                                    (B) any Related Party; or (C) any group (as
                                    defined in Rule 13d-3 under the Exchange
                                    Act) comprised of any or all of the
                                    foregoing.

                               ii.  "Related Party" means (A) a majority-owned
                                    subsidiary of the Company; (B) a trustee or
                                    other fiduciary holding securities under an
                                    employee benefit plan of the Company or any
                                    majority-owned subsidiary of the Company; or
                                    (C) a corporation owned directly or
                                    indirectly by the stockholders of the
                                    Company in substantially the same proportion
                                    as their ownership of Voting Securities.

                               iii. "Voting Security" means any security of the
                                    Company which carries the right to vote
                                    generally in the election of directors.

         "Confidential Information" means information that is not generally known to the public and that was or is used, developed or obtained by the
Company or its Subsidiaries in connection with their business. It shall not include information (a) required to be disclosed by court or administrative order or the applicable rules of the Securities and Exchange Commission or any exchange on which the Company's securities are listed; (b) lawfully obtainable from other sources or which is in the public domain through no fault of the
Executive; or (c) the disclosure of which is consented to in writing by the
Company.

         "Date of Termination" has the meaning set forth in Section 5.07.

         "Employment Period" has the meaning set forth in Section 2.01.

         "Good Reason" means, without the Executive's written consent, (a) any material diminution of the duties or responsibilities of the Executive, without the same being corrected within thirty (30) days after being given written notice thereof; (b) the Executive not being elected or reelected, at any time, to the Board of Directors of the Company or a requirement that the Executive report to anyone other than the Board of Directors of the Company; (c) the occurrence of a Change in Control; (d) any material breach by the Company of the provisions contained in this Agreement, without the same being corrected within thirty (30) days after being given written notice thereof; (e) any reduction in the Executive's Base Salary or bonus opportunity; or (f) the Company giving written notice pursuant to Section 5.01 of its intention not to extend the
Employment Period.

         "Intellectual Property" has the meaning set forth in Section 7.01.

         "Notice of Termination" has the meaning set forth in Section 5.06.

         "Noncompetition Period" has the meaning set forth in Section 9.01.

         "Nonsolicitation Period" has the meaning set forth in Section 9.02.

         "Offering" means the initial public offering or first private placement of the Company's securities with net proceeds of the Company of at least $200 million.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, an estate, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

         "Permanent Disability" means those circumstances where the Executive is unable to continue to perform the usual customary duties of his assigned job or as otherwise assigned in accordance with the provisions of this Agreement for a period of six (6) months in any twelve (12) month period because of physical, mental or emotional incapacity resulting from injury, sickness or disease.

         "Reimbursable Expenses" has the meaning set forth in Section 4.04.

         "Subsidiary" or "Subsidiaries" means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, fifty (50) percent or more of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that
Person or one or more of the other Subsidiaries of that Person or combination thereof; or (b) if a partnership, limited liability company, association or other business entity, fifty (50) percent or more of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination

thereof. For purposes of this definition, a Person or Persons will be deemed to have a fifty (50) percent or more ownership interest in a partnership, limited liability company, association or other business entity if such Person or
Persons are allocated fifty (50) percent or more of partnership, limited liability company, association or other business entity gains or losses or control the managing director or member or general partner of such partnership, limited liability company, association or other business entity.

                                    ARTICLE 2

                                   EMPLOYMENT

         SECTION 2.01    Employment. The Company shall employ the Executive, and
the Executive shall accept employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date of the closing of the Offering (the date of the beginning of such period to be referred to herein as the "Start Date") and ending as provided in Section 5.01
(the "Employment Period").

                                    ARTICLE 3

                               POSITION AND DUTIES

         SECTION 3.01    Position and Duties. During the Employment Period, the
Executive shall serve as President and Chief Executive Officer of the Company
and shall be the chief executive with respect to the management and oversight of the worldwide operations of the Company and its Subsidiaries. In such capacity, the Executive shall have such responsibilities, powers and duties as are inherent in his positions (and the undertakings applicable to his positions) and necessary to carry out his responsibilities and the duties required of him hereunder and as may from time to time be prescribed by the Board of Directors of the Company; provided that such responsibilities, powers and duties prescribed by the Board of Directors of the Company are substantially consistent with those customarily assigned to individuals serving in such position at comparable companies and shall not, without his consent, include tasks or responsibilities that would be inconsistent with those of President and Chief
Executive Officer. During the Employment Period, the Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company and its Subsidiaries. The Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person or for-profit organization not related to the business of the
Company or its Subsidiaries, whether for compensation or otherwise, without prior written consent of the Company. Notwithstanding the foregoing, Executive may serve on the board of directors or board of trustees a reasonable number of non-profit organizations so long as such service does not interfere with the performance of the Executive's duties hereunder. Except as indicated in the preceding sentence and for the normal travel requirements of his position,
Executive's principal place of business shall be located in the New York
Metropolitan area, including New York City, Westchester County, New York, Long
Island, Fairfield County, Connecticut, and Morris, Essex, Bergen and other locations in northern New Jersey.

         SECTION 3.02    The Company Board Seat. During the Employment Period,
the Company shall use its best efforts to cause the Executive to be elected to the Board of Directors of the Company. In the event that the Executive's employment with the Company terminates for any reason, the Executive shall resign from the Board of Directors of the Company and any committee of such
Board of Directors on which he serves. In such capacity as a Director of the
Company, the Executive will provide oversight and stewardship for the Company's operations.

                                    ARTICLE 4

                            BASE SALARY AND BENEFITS

         SECTION 4.01    Base Salary. During the Employment Period, the
Executive's base salary will be $750,000 per annum (the "Base Salary"). The Base
Salary will be payable bi-monthly on the 15th and last working day of each month in arrears. Annually during the Employment Period, the Compensation Committee of the Board of Directors of the Company shall review with the Executive his job performance and compensation, and, commencing with calendar year 2005, if deemed appropriate by the Compensation Committee of the Board of Directors of the
Company, in its discretion, the Executive's Base Salary may be increased. Once his Base Salary has been increased, it may not thereafter be decreased.

         SECTION 4.02    Bonuses. In addition to the Base Salary, the Executive
shall participate in an annual bonus plan on terms established from time to time by the Compensation Committee of the Board of Directors of the Company. The
Executive's target annual bonus will be 100% of his Base Salary. The executive agrees to forfeit the bonus for the period ending December 31, 2003 if the
Company does not file a registration statement registering the resale of the shares sold in the Offering within 180 days after the closing of the Offering to the extent required under the Registration Rights Agreement between the Company and Friedman, Billings, Ramsey Group, Inc. and executed in connection with the
Offering, other than as a result of the U.S. Securities and Exchange Commission being unable to accept such filings.

         SECTION 4.03    Benefits. In addition to the Base Salary, and any
bonuses payable to the Executive pursuant to this Agreement, the Executive shall be entitled to the following benefits during the Employment Period:

              (a) such major medical, life insurance and disability insurance coverage as is, or may during the Employment Period, be provided generally for other senior executive officers of the Company as set forth from time to time in the applicable plan documents;

              (b) five (5) weeks of paid vacation annually during the Employment
         Period; and

              (c) benefits under any plan or arrangement available generally for the senior executive officers of the Company, subject to and consistent with the terms

         and conditions and overall administration of such plans as set forth from time to time in the applicable plan documents.

         SECTION 4.04   Expenses. The Company shall reimburse the Executive for
all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses for senior executives ("Reimbursable Expenses"), subject to the
Company's requirements with respect to reporting and documentation of expenses.
If the Executive relocates to Bermuda, the Company will provide to the Executive benefits, including housing, customarily provided to similarly situated senior executives residing in Bermuda and any private aircraft owned or leased by the
Company and its Subsidiaries at such time (if any), or such other air transportation as is reasonably acceptable to the Executive, shall be made available to him upon his reasonable request and at the Company's expense for travel between Bermuda and the New York Metropolitan area.

         SECTION 4.05   Stock Options and Restricted Stock. As soon as
reasonably practicable, but effective on the Start Date, the Company shall grant to the Executive an option to acquire 1.1538% of the number of the Company's common shares outstanding immediately following the Company's Offering of its common shares, plus the number of shares issued upon any exercise of the over-allotment option at an exercise equal to the offering price per share of the Company's common shares in the Offering. The other terms of the stock option shall be as set forth in the Company's 2003 Stock Option Plan. The stock option awards provided for in this Section 4.05 are made as an inducement essential to the Executive's entering into the Agreement. In addition, the Executive shall be eligible to participate in the Company's long term incentive and share award plans (and any similar plan adopted by the Company) under which awards of options or other stock-based awards may be granted by the Compensation Committee of the Board of Directors of the Company. In any year during the term of this
Agreement, the Executive shall be entitled to receive not less than the largest award of restricted shares and stock options granted to any continuing member of management of the Company and its Subsidiaries in such year (for the avoidance of doubt, this provision does not apply to any stock-based awards made to any new hire as an inducement essential to the initial employment of such individual); provided that, notwithstanding the foregoing, in no event shall the
Executive be entitled to receive any grants of restricted shares during the period commencing on the Start Date and ending 1 year from the Start Date.

         SECTION 4.06    Review of Benefit Plans. As soon as practicable after
the Start Date, the Company shall appoint a committee consisting of members of the Board of Directors of the Company and senior management of the Company, including the Executive, to consider additional Company-sponsored plans, including plans providing group life insurance, disability insurance, and pension benefits.

                                    ARTICLE 5

                              TERM AND TERMINATION

         SECTION 5.01    Term. The Employment Period will terminate on the fifth
anniversary of the Start Date unless otherwise agreed by the parties; provided, that (a) the Employment Period shall terminate prior to such date upon the
Executive's death or Permanent Disability, and (b) the Employment Period may be
terminated at any time by the Company upon 30 days' prior written notice to the
Executive or by the Executive upon 60 days' prior written notice to the Company.
In addition, this Agreement will be automatically extended on the same terms and conditions for successive one year periods following the original five (5) year term until either the Company or the Executive, at least ninety (90) days prior to the expiration of the original term or any extended term, shall give the other party written notice of intention not to renew the Agreement.

         SECTION 5.02    Termination Due to Death or Permanent Disability. If
the Employment Period shall be terminated due to the death of the Executive, the
Executive's estate or legal representative shall be paid solely (except as provided in Section 5.05 below) (i) a portion of the bonus (if any) that would have been payable to the Executive for the year of termination as determined by the Compensation Committee of the Board of Directors in accordance with the annual bonus plan, prorated for the portion of the bonus year during which he was employed by the Company, and (ii) an amount equal to two times the sum of the Base Salary and the target annual bonus set forth in Section 4.02. Such amount will be payable in a lump sum as soon as practicable following termination of the Executive's employment and shall not be offset by any proceeds received by the Executive's estate or legal representative from any insurance coverages provided by the Company or any of its Subsidiaries.
Notwithstanding the foregoing, the Company may fund its obligations under this section through the separate purchase of life insurance on the life of the
Executive. If the Employment Period shall be terminated due to the Permanent
Disability of the Executive, the Executive (or his legal representative) shall be paid solely (except as provided in Section 5.05 below) (i) a portion of the bonus (if any) that would have been payable to the Executive for the year of termination as determined by the Compensation Committee of the Board of
Directors in accordance with the annual bonus plan, prorated for the portion of the bonus year during which he was employed by the Company, and (ii) at a rate equal to 50% of the Base Salary on a monthly basis during the period of the
Executive's Permanent Disability up to a maximum period as set forth in the
Company's long-term disability plan, offset by any proceeds received by the
Executive or his legal representative from any insurance coverages provided by the Company or any of its Subsidiaries. In addition, promptly following any such termination, the Executive (or his estate or legal representative) shall also be reimbursed all Reimbursable Expenses incurred by the Executive prior to such termination.

         SECTION 5.03    Termination for Good Reason or Without Cause. If the
Employment Period shall be terminated (a) by the Executive for Good Reason or
(b) by the Company not for Cause, subject to reduction as set forth in Section
12.01, the Executive shall be paid solely (except as provided in Section 5.05 below) (i) a portion of

the bonus (if any) that would have been payable to the Executive for the year of termination as determined by the Compensation Committee of the Board of
Directors in accordance with the annual bonus plan, prorated for the portion of the bonus year during which he was employed by the Company, and (ii) an amount equal to two times the sum of the Base Salary and the target annual bonus set forth in Section 4.02. Such amount will be payable in a lump sum on the first month anniversary of the Date of Termination. In addition, promptly following any such termination, the Executive shall also be reimbursed all Reimbursable
Expenses incurred by the Executive prior to such termination.

         SECTION 5.04    Termination for Cause or Other Than Good Reason. If the
Employment Period shall be terminated (a) for Cause, or (b) as a result of the
Executive's resignation or leaving of his employment, other than for Good
Reason, the Executive shall be entitled to receive solely the Base Salary through the Date of Termination and reimbursement of all Reimbursable Expenses incurred by the Executive prior to such termination.

         SECTION 5.05    Benefits. If the Employment Period is terminated as a
result of a termination of employment as specified in Section 5.02 or 5.03, the
Executive and his spouse shall continue to receive major medical insurance coverage benefits from the Company's plan in effect at the time of such termination, at the expense of the Company, for a period equal to the lesser of
(x) twenty-four (24) months following the Date of Termination or (y) if applicable, until the Executive is provided by another employer with benefits substantially comparable (with no preexisting condition limitations) to the benefits provided by such plan. The statutory health care continuation coverage period under Section 4980B of the Internal Revenue Code of 1986, as amended (the
"Code"), will commence at the end of such period. In addition, if the Employment
Period is terminated as a result of a termination of employment as specified in
Section 5.02 or 5.03, any unvested stock options and any unvested shares of restricted stock of the Company granted to the Executive prior to termination, including under Section 4.05 and Section 4.06, shall be fully vested and all options shall be exercisable though to their normal termination date without respect to any requirement for continued employment. Except as otherwise required by mandatory provisions of law, all of the Executive's rights to fringe and other benefits under this Agreement or other plans or arrangements of the
Company and its Subsidiaries, if any, accruing after the termination of the
Employment Period as a result of a termination of employment as specified in
Section 5.04 will cease upon such termination; provided, that the foregoing shall not apply with respect to the Executive's rights as set forth in any deferred compensation plans maintained by the Company or its Subsidiaries, and under Section 11.03.

         SECTION 5.06    Notice of Termination. Any termination by the Company
or by the Executive for any reason shall be communicated by written Notice of
Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision indicated.

         SECTION 5.07    Date of Termination. "Date of Termination" shall mean
(a) if the Employment Period is terminated as a result of a Permanent
Disability, five (5) days after a Notice of Termination is given, (b) if the
Employment Period is terminated for Good Reason, the date specified in the
Notice of Termination, (c) if the Employment Period is terminated for Cause, the date specified in the Notice of Termination, and (d) if the Employment Period is
otherwise terminated under Section 5.01, after the applicable notice period specified in such section has elapsed.

                                    ARTICLE 6

                            CONFIDENTIAL INFORMATION

         SECTION 6.01    Nondisclosure and Nonuse of Confidential Information.
The Executive will not disclose or use at any time during or after the
Employment Period any Confidential Information of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive's performance of duties assigned to the Executive pursuant to this
Agreement.

                                    ARTICLE 7

                              INTELLECTUAL PROPERTY

         SECTION 7.01    Ownership of Intellectual Property. In the event that
the Executive as part of his activities on behalf of the Company generates, authors or contributes to any invention, design, new development, device, product, method of process (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential
Information relating directly or indirectly to the business of the Company as now or hereinafter conducted (collectively, "Intellectual Property"), the
Executive acknowledges that such Intellectual Property is the sole and exclusive property of the Company and its Subsidiaries and hereby assigns all right title and interest in and to such Intellectual Property to the Company and its
Subsidiaries. Any copyrightable work prepared in whole or in part by the
Executive during the Employment Period will be deemed "a work made for hire"
under Section 201(b) of the Copyright Act of 1976, as amended, and the Company and its Subsidiaries will own all of the rights comprised in the copyright therein. The Executive will cooperate with the Company and its Subsidiaries to protect the Company and its Subsidiaries' interests in and rights to such
Intellectual Property (including providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company and its Subsidiaries, whether such requests occur prior to or after termination of Executive's employment hereunder).

                                    ARTICLE 8

              DELIVERY OF MATERIALS UPON TERMINATION OF EMPLOYMENT

         SECTION 8.01    Delivery of Materials upon Termination of Employment.
As requested by the Company and its Subsidiaries, from time to time and upon the termination of the Executive's employment with the Company for any reason, the
Executive will promptly deliver to the Company and its Subsidiaries all copies and embodiments, in whatever form or medium, of all Confidential Information or
Intellectual Property in the Executive's possession or within his control
(including written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or
Intellectual Property) irrespective of the location or form of such material and, if requested by the Company and its Subsidiaries, will provide the Company and its Subsidiaries with written confirmation that all such materials have been delivered to the Company and its Subsidiaries.

                                    ARTICLE 9

                       NONCOMPETITION AND NONSOLICITATION

         SECTION 9.01    Noncompetition. The Executive acknowledges that during
his employment with the Company, he will become familiar with trade secrets and other Confidential Information concerning the Company, its Subsidiaries, and their respective predecessors, and that his services will be of special, unique and extraordinary value to the Company and its Subsidiaries. In addition, in consideration of the rights to the payments set forth in Article 5 of this
Agreement, the Executive hereby agrees that at any time during the Employment
Period, and for a period ending twelve (12) months after the termination of
Executive's employment (the "Noncompetition Period"), he will not directly or indirectly own, manage, control, participate in, render services (as an employee, consultant or in any other capacity) for or in any manner engage in any business competing with the insurance and reinsurance businesses of the
Company or its Subsidiaries as such businesses exist as of the termination of
Executive's employment, within any geographical area in which the Company or its
Subsidiaries engage in such businesses; provided, however, that, if such termination is by the Company not for Cause or by the Executive for Good Reason
under Section 5.03, the Executive shall be bound by this Section 9.01 only to extent that the Company provides to the Executive the benefits set forth in
Section 5.03 and Section 5.05; provided, further, that, if such termination is by reason of Executive's resignation or leaving of his employment other than for
Good Reason, the Executive shall be bound by this Section 9.01 for the period of up to twelve (12) months if the Company, at its sole option, within thirty (30)
days following such termination, elects in writing to (a) pay the Executive an amount equal to two times the sum of the Base Salary and the target annual bonus set forth in Section 4.02 (such amount to be payable in equal monthly installments over such period), and (b) provide the benefits set forth in
Section 5.05. It shall not be considered a violation of this Section 9.01 for the Executive to be a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the
Executive has no active participation in the business of such corporation.

         SECTION 9.02    Nonsolicitation. The Executive hereby agrees that (a)
during the Employment Period and for a period of twelve (12) months after the termination of Executive's employment (the "Nonsolicitation Period") the
Executive will not, directly or indirectly through another entity, induce or attempt to induce any employee of the Company or its Subsidiaries to leave the employ of the Company or its Subsidiaries, or in any way interfere with the relationship between the Company or its Subsidiaries and any employee thereof and (b) during the Nonsolicitation Period, the Executive will not induce or attempt to induce any customer, supplier, client, insured, reinsured, reinsurer, broker, licensee or other business relation of the Company or its Subsidiaries to cease doing business with the Company or its Subsidiaries.

         SECTION 9.03    Enforcement. If, at the enforcement of Sections 9.01 or
9.02, a court holds that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be permitted to revise the restrictions contained in this Article 9 to cover the maximum duration, scope and area permitted by law.

                                   ARTICLE 10

                                EQUITABLE RELIEF

         SECTION 10.01    Equitable Relief. The Executive acknowledges that (a)
the covenants contained herein are reasonable, (b) the Executive's services are unique, and (c) a breach or threatened breach by him of any of his covenants and agreements with the Company and its Subsidiaries contained in Sections 6.01,
7.01, 8.01, 9.01 or 9.02 could cause irreparable harm to the Company and its
Subsidiaries for which they would have no adequate remedy at law. Accordingly, and in addition to any remedies which the Company and its Subsidiaries may have at law, in the event of an actual or threatened breach by the Executive of his covenants and agreements contained in Sections 6.01, 7.01, 8.01, 9.01 or 9.02, the Company and its Subsidiaries shall have the absolute right to apply to any court of competent jurisdiction for such injunctive or other equitable relief as such court may deem necessary or appropriate in the circumstances, and the
Company and its Subsidiaries will be entitled to enforce such rights specifically, without posting a bond or other security.

                                   ARTICLE 11

                       REPRESENTATIONS; CERTAIN COVENANTS

         SECTION 11.01    Executive's Representations. The Executive hereby
represents and warrants to the Company and its Subsidiaries that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not

conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, (b) the Executive is not a party to or bound by any noncompetition agreement with any other Person and (c) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of the Executive.

         SECTION 11.02    Company's Representations. The Company hereby
represents and warrants to the Executive that (a) it has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and (b) the execution and delivery of this Agreement by the Company has been duly and validly authorized by all necessary corporate action. The Company also agrees, following its initial public offering, to use reasonable best efforts to file and maintain an effective Registration Statement on Form S-8 (or any similar successor form) covering the issuance to the
Executive of (i) the shares of the Company's common stock upon the exercise of the option referred to in Section 4.05 (the "Option Shares").

         SECTION 11.03    General Indemnification. The Company agrees that if
the Executive is made a party, or is threatened to be made a party, to any pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, the
Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by applicable law and the Company's certificate of incorporation or bylaws, against all cost, expense, liability and loss reasonably incurred or suffered by the Executive in connection therewith, including, without limitation, attorneys' fees and disbursements and judgments, and the Company shall advance expenses in connection therewith, to the fullest extent permitted or authorized by applicable law and the Company's certificate of incorporation or bylaws. Such indemnification shall continue as to the
Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers.

         SECTION 11.04    Tax Returns and Legal Fees. The Executive shall be
entitled to the reimbursement by the Company of up to $10,000 per year for financial planning and tax preparation services. The Company shall reimburse the
Executive for all reasonable expenses incurred by him for legal advice in finalizing the Agreement, subject to a maximum of $20,000.

                                   ARTICLE 12

                           CERTAIN ADDITIONAL PAYMENTS

         SECTION 12.01   Gross-ups and Indemnifications.

               (a)   Gross-up for Code Section 4999 Excise Taxes.
         Notwithstanding any other provision in this Agreement to the contrary, and except as set forth below, in the event it shall be determined under the provisions of this Section 12 hereof that any payment or distribution by the Company, or by any successor or affiliate of the
         Company (the "Payor"), to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including without limitation any other
         Agreement, arrangement or agreement with such Payor, and including a determination (i) with regard to the value of any accelerated vesting of Options or stock awards or other forms of compensation, if such vesting occurs as a result of a Change in Control; but (ii) without regard to any additional payments required or calculated under this
         Section 12) (a "Payment"), would be subject to the excise tax imposed by Internal Revenue Code section 4999, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the
         Executive shall be entitled to receive an additional payment (a
         "Gross-Up Payment") (which is itself payable subject to applicable tax withholdings). This Gross-Up Payment shall be equal to an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, (i) any income and FICA taxes (and any interest and penalties imposed with respect thereto) and (ii) Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the
         Payments. The Company's obligation to make Gross-Up Payments under this Section 12 shall not be conditioned upon the Executive's termination of employment after any Change in Control. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up
         Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in either the state and locality of the
         Executive's place of employment at the time of the Change in Control or in the state and locality of residence at the time or times of payment, as applicable, net of the maximum reduction in federal income taxes that could be obtained from the deduction of the state and local taxes.

               (1)   Notwithstanding the foregoing provisions of this Section
         12(a), if it shall be determined that the Executive is entitled to a
         Gross-up Payment, but that the Payments are less than $10,000 more than the greatest amount (the "Reduced Amount") that could be paid to the
         Executive such that the receipt of Payment would not give rise to any
         Excise Tax, then no Gross-Up Payment shall be made to the Executive, and the Payment, in the aggregate, shall be reduced to the

         Reduced Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments under Sections 5.03 and 5.05 hereof, but in any event shall be made in such a manner as to maximize the value of all Payments actually made to the Executive. For purposes of reducing the Payments to the Reduced Amount, only amounts payable under the Agreement (and no other Payments) shall be reduced.
         If the reduction of amounts payable under this Agreement would not result in the payment of the Reduced Amount, no amounts payable under this Agreement shall be reduced.

               (2)   The Company shall provide written notice to the Executive
         with respect to each Payment promptly after it occurs, setting forth the nature of such Payment. Subject to the provisions of Section 12(a), all determinations required to be made under this Article 12, including whether and when a Gross-Up Payment is required and the amount of such
         Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a law firm or public accounting firm selected among those regularly consulted by the Company during the twelve-month period immediately prior to the Change in Control regarding federal income tax matters (the "Firm"). Within 15 days after the Firm has been notified by the Executive or the Company that a parachute payment has occurred, such Firm shall provide detailed supporting calculations with respect to such Payment both to the
         Company and the Executive. All fees and expenses of the Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section, shall be paid by the Company to the Executive within five days of the receipt of the Firm's determination. Any determination by the Firm shall be binding upon the Company and the
         Executive. As a result of any uncertainty in the application of Code section 4999 at the time of the initial determination by the Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Article 12 and the Executive thereafter is required to make a payment of any Excise
         Tax, the Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the
         Company to or for the benefit of the Executive.

               (3)   The Executive shall notify the Company in writing of any
         written communication from the Internal Revenue Service or other taxing authority concerning the Gross-Up Payment or other matters arising under this Article 12. Such notification shall be given as soon as practicable but no later than ten (10) business days after the
         Executive receives such written communication and shall apprise the
         Company of the content of such communication. Failure to give timely notice shall not be deemed to prejudice the Executive's rights to
         Gross-Up Payment and rights of indemnity hereunder. The Executive shall not pay any claim pursuant to such written communication prior to the expiration of the 30-day period following the date on which the
         Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in

         writing prior to the expiration of such period that it desires to contest such claim, the Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the
         Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the
         Executive harmless, such that after payment by the Executive of any and all income taxes, Excise Taxes and FICA taxes (including any interest and penalties imposed with respect thereto) ("Taxes") that may be imposed as a result of such representation and payment of costs and expenses by the Company, the Executive retains an amount equal to such Taxes. Without limitation on the foregoing provisions of this
         Article 12, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay Taxes claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the
         Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the
         Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless such that, after payment by the Executive of Taxes imposed with respect to such advance or with respect to any imputed income with respect to such advance, the Executive retains an amount equal to such Taxes. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal
         Revenue Service or any other taxing authority unrelated to the subject matter of this Agreement.

               (4)   If, after the receipt by the Executive of an amount
         advanced by the Company pursuant to Article 12, the Executive becomes entitled to receive any refund with respect to such claim, the
         Executive shall (subject to the Company's complying with the requirements of Article 12) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after
         Taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Article 12, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the
         Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be deemed to be a part of the Gross-Up Payment and shall not be required to be repaid.

               (5)   The Executive, by providing notice to the Company under the
         Agreement's administrative notification rules, may designate a beneficiary or contingent beneficiaries to receive the benefits and payments hereunder and the Gross-Up Payment described in this Article
         12 in the event of the Executive's death following the Executive's termination of service but prior to payment in full by the Company, its successor or assigns. The Executive may, from time to time, revoke or change any such designation of beneficiary. Any designation of beneficiary made pursuant to this Agreement shall be controlling for this purpose over any other designation made by the Executive, testamentary or otherwise; provided, that if the Company shall be in doubt as to the right of a beneficiary to receive payments, it may determine in its sole discretion to pay such amounts to the legal representative of the Executive's estate.

               (6)   Any other liability for unpaid or unwithheld Excise Taxes, other than those described above, is borne exclusively by the Company, in accordance with Code section 3403. The assumption of such liability by the Company shall not in any manner relieve the Company of any of its obligations under Article 12 of the Agreement.

         (b)   Indemnification for Agreement Enforcement Costs. The Company
shall promptly pay any and all reasonable fees and expenses incurred by the
Executive in seeking to obtain or enforce any rights or benefits provided by this Agreement, including all reasonable attorneys' fees and expenses, accountants' fees and expenses, and court costs (if any) that may be incurred by the Executive in pursuing a claim for payment of benefits under this Agreement, provided that the Executive is successful, through settlement, on the merits, or otherwise, as to at least part of the disputed claim by reason of litigation, arbitration, or settlement. In the event that any of the fees and expenses paid under this Section 12(b) are determined by the Company, the Internal Revenue
Service, or any taxing authority to be taxable to the Executive, the Company shall reimburse the Executive for all taxes paid by the Executive with respect to such payment of fees and expenses (including for this purpose any interest and penalties imposed with respect thereto) (the "Tax Reimbursement for
Indemnification Payments") in such an amount that after payment by the Executive of all Federal, state and local taxes imposed on such Tax Reimbursement for
Indemnification Payments, the Executive retains an amount equal to the Tax
Reimbursement for Indemnification Payments (following the same procedures for calculating a gross-up payment set forth in Section 12(a) above).

                                   ARTICLE 13

                                  MISCELLANEOUS

         SECTION 13.01    Certain Procedures. There are currently no
disciplinary or grievance procedures in place, there is no collective agreement in place, and there is no probationary period.

         SECTION 13.02    Consent to Amendments. The provisions of this
Agreement may be amended or waived only by a written agreement executed by the
Company and the Executive, and delivered to each such contracting party. No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of any such parties.

         SECTION 13.03    Successors and Assigns. All covenants and agreements
contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not, provided that the Executive may not assign his rights or delegate his obligations under this Agreement without the written consent of the Company and its Subsidiaries; provided further that the
Company and its Subsidiaries may not assign the rights of the Company and its
Subsidiaries hereunder except to a Person that expressly assumes the obligations of the Company and its Subsidiaries hereunder.

         SECTION 13.04    Severability. Whenever possible, each provision of
this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         SECTION 13.05    Counterparts. This Agreement may be executed
simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

         SECTION 13.06    Descriptive Headings. The descriptive headings of this
Agreement are inserted for convenience only and do not constitute a part of this
Agreement.

         SECTION 13.07    Notices. All notices, demands or other communications
to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, two (2) business days after the date when sent to the recipient by reputable express courier service (charges prepaid) or four (4)
business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to the Executive and to the
Company at the addresses set forth below.

         If to the Executive: To the last address of the Executive on record with the Company.

         If to the Company: Quanta Capital Holding Ltd., 44 Church Street,
Hamilton, Bermuda. Copies (which shall not constitute notice) of notices to the
Company shall also be sent to: James R. Cameron, Esq., Baker & McKenzie, 805
Third Avenue, New York, New York 10022, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

         SECTION 13.08    Withholding. The Company may withhold from any amounts
payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

         SECTION 13.09    No Third Party Beneficiary. This Agreement will not
confer any rights or remedies upon any person other than the Company and its
Subsidiaries, the Executive, and their respective heirs, executors, successors and assigns.

         SECTION 13.10    Entire Agreement. This Agreement (including the
documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

         SECTION 13.11    Construction. The language used in this Agreement will
be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.
Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The use of the word "including" in this
Agreement means "including without limitation" and is intended by the parties to be by way of example rather than limitation.

         SECTION 13.12    Survival. Sections 5.05, 6.01, 7.01, 8.01, 11.03 and
Articles 9, 10, 12 and 13 will survive and continue in full force in accordance with their terms notwithstanding the occurrence of the Date of Termination

         SECTION 13.13    GOVERNING LAW. ALL QUESTIONS CONCERNING THE
CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY
THE INTERNAL LAW OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

         SECTION 13.14    Jurisdiction. The parties agree to the nonexclusive
jurisdiction of the federal and state courts situated in New York County, New
York, for the resolution of any dispute arising under this Agreement, the Stock
Option Agreement or the Restricted Stock Agreements referenced in Section 4.05.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                               QUANTA CAPITAL HOLDINGS, LTD.

                               By: /s/ Michael J. Murphy
                                   ---------------------
                               Michael J. Murphy - Deputy Chairman and
                               Chief Operating Officer

                               By: /s/ Tobey J. Russ
                                   -----------------
                                       Tobey J. Russ

                                    EXHIBIT B

                               [Quanta Letterhead]

                                     [Date]

To Whom it May Concern:

         Tobey J. Russ was a founder of Quanta Capital Holdings Ltd. in May of
2003. He ably served as its Chairman, President and Chief Executive Officer from
September 2003 until October 2005. From then until November 21, 2005, he served as its President and Chief Executive Officer. Among his many duties and responsibilities as the Chief Executive Officer, Mr. Russ started the operations of the Company, hired its management and operations team and chaired the Policy
Team, which advised him regarding the establishment and execution of strategic and operational business plans for the Company.

                                 Sincerely,

                                 Quanta Capital Holdings Ltd.

                                 By:
                                      --------------------------------
                                 Its:
                                      --------------------------------